RR AUCTION®

SHIP TO	Account # 214517
Fitz Tepper RSE Archive LLC 71 Southgate Blvd New Castle DE 19720 United States	

INVOICE #	AUCTION #	TYPE	PAYMENT TYPE
239941	629	Sold	

DATE CREATED	- DATE PAID	- HOLD DATE
2/10/2022	DUE UPON RECEIPT*	

PHONE: (484) 744-6210

Key:

E-MAIL: ACQS@Rallyrd.com

ITEM	LOC.	SIZE	DESCRIPTION	PRICE
6	SF5	SF5	Grigori Rasputin Autograph Letter Signed	24,792.00

Subtotal	**$24,792.00**
Premium	**$6,198.00**
Shipping/Handling	**$45.00**
Insurance	**$248.00**
Total	**$31,283.00**
Amount Due	**$31,283.00**

* A 1.5% interest charge will be incurred if not paid within 15 days from Date Created.